                                                                    EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                            Three months ended          Nine months ended
                                                               September 30                September 30
                                                          ----------------------     -----------------------
                                                            1998          1997         1998          1997
                                                          --------      --------     --------     ----------
EARNINGS:

Income (loss) before income taxes                         $(351.8)      $ 472.9      $(156.1)     $   799.9
Less:  Income from less than 50%
       owned investees                                        2.3           4.0          8.5           17.8
Add:
     Rent expense representative of interest (1)             48.4          50.5        144.6          147.8
     Interest expense net of capitalized interest            90.5          57.5        206.8          171.2
     Interest of mandatorily redeemable
        preferred security holder                             5.2           6.3         16.2           18.3
     Amortization of debt discount and expense                4.7           1.4         10.5            4.0
     Amortization of interest capitalized                     0.8           0.7          2.5            2.2
                                                          --------      --------     --------     ----------

     ADJUSTED EARNINGS (LOSS)                             $(204.5)      $ 585.3      $ 216.0      $ 1,125.6
                                                          --------      --------     --------     ----------
                                                          --------      --------     --------     ----------

FIXED CHARGES:

Rent expense representative of interest (1)               $  48.4       $  50.5      $ 144.6      $   147.8
Interest expense net of capitalized interest                 90.5          57.5        206.8          171.2
Interest of mandatorily redeemable
     preferred security holder                                5.2           6.3         16.2           18.3
Amortization of debt discount                                 4.7           1.4         10.5            4.0
Capitalized interest                                          4.5           2.4         11.6            7.8
                                                          --------      --------     --------     ----------

     FIXED CHARGES                                        $ 153.3       $ 118.1      $ 389.7      $   349.1
                                                          --------      --------     --------     ----------
                                                          --------      --------     --------     ----------

RATIO OF EARNINGS TO FIXED CHARGES                             (2)         4.96           (2)          3.22
                                                          --------      --------     --------     ----------
                                                          --------      --------     --------     ----------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $357.8 million and $173.7 million for the three and nine months ended September 30, 1998, respectively.